Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in this Amendment No. 5 to the Registration Statement on Form S-4 of China Networks International Holdings Ltd., our report dated January 22, 2009, relating to the financial statements of PRC TV Stations as at and for the periods ended December 31, 2007, December 31, 2006, and December 31, 2005 and our report dated April 15, 2009, relating to the financial statements of PRC TV Stations as at and for the periods ended December 31, 2008 and December 31, 2007, which are contained in that Registration Statement. We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ UHY Vocation HK CPA Limited

UHY Vocation HK CPA Limited
Hong Kong
May 29, 2009